EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
May 12, 2004	Swank, Inc.
Attleboro, MA 02703
(508) 222-3400

SWANK, INC.
NEW YORK, NY

SWANK, INC. REPORTS OPERATING RESULTS FOR THE QUARTER ENDED
MARCH 31, 2004

NEW YORK, May 12, 2004 -- John Tulin, President of SWANK, INC., (OTC:SNKI), today reported the net sales and operating results for the Company's first quarter ended March 31, 2004:
(In thousands except shares and per share)
	Three months
	Ended March 31
	2004	2003

Net Sales	$ 18,902	$ 18,311

(Loss) from operations before income tax and restructuring gain	(1,890)	(2,634)

Gain on Termination of Real Property Lease and Other	(1,090)	-

(Loss) from operations	(800)	(2,634)

Net (loss)	$ (800)	$ (2,634)

Share and per share information:
Basic and fully-diluted weighted average common shares outstanding	5,522,490	5,522,490

Basic and fully-diluted net (loss) per common share outstanding	$ (.14)	$ (.48)

          The Company's net loss of $800,000 for the quarter includes a net gain of $1,090,000 in connection with the termination of the Company's lease on its former belt manufacturing facility located in Norwalk, CT. The gain reflects the recognition of the remaining balance of a deferred gain on the sale of the Norwalk property that was originally recorded in 2001 in connection with a sale-leaseback transaction and was being amortized over the term of the lease. This gain was offset in part by $2,084,000 in costs associated with the lease termination and $164,000 in severance and other costs in connection with certain employee terminations. The Company discontinued belt manufacturing operations and closed its Norwalk facility during the fourth quarter of 2003. The Company presently sources its belt merchandise requirements from third-party vendors located primarily in Asia and South America.

May 12, 2004	SWANK, INC.
Page 2

          Net sales of $18,902,000 for the quarter ended March 31, 2004 increased 3 percent over the corresponding period in 2003. The increase during the quarter was primarily due to higher shipments of the Company's men's belts and jewelry merchandise. During the quarter, the Company commenced shipments to a major new customer under a private label belt program and increased sales of certain private label belt and jewelry merchandise to its department store customers. Gross margins improved by approximately 440 basis points during the quarter, primarily due to lower merchandise costs, reduced inventory-related expenses associated with raw material and work in process inventories, and a more favorable sales mix. Selling and administrative expenses increased $191,000 or 3% during the quarter but as a percentage of net sales, declined from 38.2% to 38.0% due mainly to higher net sales. The increase in selling and administrative expenses in dollar terms was primarily due to increased professional fees and variable sales costs, mainly sales commissions and advertising, offset in part by lower administrative payroll and related costs.

          Commenting on the results for the quarter, John Tulin, President, said "We are encouraged by the modest increase in net sales during the first three months of this year. While the past year was a difficult one, we believe the Company is now well positioned to take advantage of an improving economic climate that should benefit our retail customers in early 2004. The Company continues to make progress with regard to reducing overhead costs and streamlining its sales and merchandising organizations. The termination of the Company's lease on its Norwalk facility was another major step in that direction."

          Mr. Tulin continued, "The improvement in gross margin during the first quarter is evidence that the Company's global sourcing strategy is working. The retail performance of our new merchandise has been encouraging and we are committed to improving operating performance over the next several quarters."

          Mr. Tulin also noted that the Company was presently in discussions with prospective lenders with respect to a new financing arrangement that would replace its existing credit facility. He indicated that the Company anticipated closing on a new financing agreement within the next 60 to 90 days.

          Certain of the preceding paragraphs contain forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

May 12, 2004	SWANK, INC.
Page 2

          Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Field & Stream", "Colours by Alexander Julian", and "Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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